UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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ATMEL CORPORATION

(Name of Registrant as Specified In Its Charter)

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The following press release was issued by Atmel Corporation on April 11, 2007.
N E W S R E L E A S E
ATMEL COMMENCES MAILING OF DEFINITIVE PROXY MATERIALS FOR
SPECIAL MEETING OF STOCKHOLDERS ON MAY 18, 2007
Board Unanimously Recommends Stockholders Vote AGAINST
Perlegos Proposal
SAN JOSE, CA, April 11, 2007 . . . Atmel® Corporation (NASDAQ: ATML) today announced that it is commencing mailing of definitive proxy materials to Atmel stockholders for the Company’s special meeting of stockholders on May 18, 2007. The meeting was called by George Perlegos, Atmel’s former Chairman and CEO, who was terminated for cause by a special independent committee of Atmel’s Board of Directors following an eight-month investigation into the misuse of corporate travel funds. The sole purpose of the special meeting called by Mr. Perlegos is to vote on the removal of those directors who terminated him for cause. Atmel stockholders of record as of the close of business on April 5, 2007 are entitled to vote at the special meeting.
The Company is mailing the following letter, together with the definitive proxy materials, to Atmel stockholders urging them to vote AGAINST the Perlegos proposal by returning the WHITE proxy card.
     April 11, 2007
     Dear Atmel Stockholder:
In August 2006, George Perlegos, Atmel’s former Chairman and CEO, and Gust Perlegos, a former Executive Vice President, were terminated for cause by a special independent committee of Atmel’s Board of Directors following an eight-month investigation into the misuse of corporate travel funds for personal gain. These abuses included, among other things, using over $235,000 worth of company airplane tickets for personal travel by themselves and their immediate families.

Within hours of being fired for cause as President and CEO, George Perlegos, utilizing his then position as Chairman, requested a special stockholder meeting for the sole purpose of removing those directors who terminated him. George Perlegos, along with his brother Gust, also turned to the courts in an attempt to regain their executive positions and immediately filed suit against your company in Delaware. In February, the Court of Chancery rejected the Perlegoses’ attempt to be reinstated. The Court said “the record refutes any contention of [George and Gust Perlegos] that they are innocent of material wrongdoing” and that “the Perlegoses have not demonstrated any right to hold any office of Atmel.”
Having failed in the courts to reverse his dismissal for cause, George Perlegos is seeking to regain control of Atmel at a special meeting of stockholders to be held on May 18, 2007. Mr. Perlegos wants to remove the five members of your Board who fired him for cause (including all of our independent directors) and to replace them with his five hand-picked nominees. If he succeeds, George Perlegos has offered to take the position of “interim CEO” of the Company. George Perlegos and his brother Gust were fired for cause for misusing your money for personal gain. Don’t let George Perlegos gain control of Atmel again.
Your Board of Directors unanimously recommends that stockholders vote AGAINST the Perlegos proposal and not sign or return any proxy card sent to you by George Perlegos. Please support your Board by signing, dating and returning the enclosed WHITE proxy card today, or by using the instructions on the WHITE proxy card to submit a proxy by telephone or Internet.
PERLEGOS’S LEGACY
George Perlegos controlled Atmel for more than 20 years, and the legacy that he left the Company when he was terminated for cause on August 5, 2006 includes:
•	Ethical Failures. The abuses of corporate funds that led to the termination for cause of four senior executives, including George and Gust Perlegos, highlight the failure of former senior management to comply with high ethical standards and to set the proper “tone at the top” that is critical to the Company’s culture. Atmel’s Board and new management team are committed to high ethical standards, and the Board’s decision to terminate for cause those senior executives, including the Perlegoses, demonstrates the Board’s commitment to restore the right “tone at the top,” proper ethics, and zero tolerance for compliance failures.

•	Financial Losses and Inaction. Atmel suffered net losses in each of the last five full years under George Perlegos’s “leadership” — losses that exceeded $1.2 billion in the aggregate. Despite this extended period of poor financial performance, George Perlegos failed to initiate the actions that he has recently proposed.

•	Suspended Financial Reporting. Less than two weeks before George and Gust Perlegos were terminated for cause, Atmel announced it was unable to file its quarterly report on Form 10-Q because Atmel had initiated an independent investigation regarding the timing of stock option grants made during George Perlegos’s tenure as Chairman and CEO.

•	Failure to Execute Authorized Share Repurchase. In 2002, Atmel’s Board authorized a buyback of up to 100 million shares, but the Company, under Perlegos’s watch, repurchased only 4.4 million shares at an average price of $1.93 — a fraction of today’s share value. Given his failure to execute this share repurchase, ask yourself whether George Perlegos has the credibility to execute the massive new share repurchase he is now proposing.
We believe electing the Perlegos slate would send the wrong message to our employees, customers, suppliers and other constituents, and signal a return to George Perlegos’s legacy of ethical failures and financial losses.
THE ATMEL BOARD IS COMMITTED TO UNLOCKING STOCKHOLDER VALUE
In sharp contrast to Perlegos’s long period of inaction, Atmel’s Board and new management team took prompt actions following George Perlegos’s termination for cause to capitalize on the Company’s strengths and put Atmel on track to profitability and enhanced stockholder returns. These actions, announced in December 2006, include:
•	Focusing on Atmel’s high-growth, high-margin proprietary product lines. To better align Atmel’s resources with its highest-growth opportunities, the Company is redeploying resources to accelerate the design and development of leading-edge products that target expanding markets and is halting development on lesser, unprofitable, non-core products.

•	Optimizing Atmel’s manufacturing operations. Atmel is seeking to sell its wafer fabrication facilities in North Tyneside, United Kingdom and Heilbronn, Germany. These

actions are expected to increase manufacturing efficiencies by better utilizing remaining wafer fabrication facilities while reducing future capital expenditure requirements.

•	Adopting a fab-lite strategy. Through better utilization of its remaining wafer fabs and the substantial expansion of its external foundry relationships, Atmel will significantly reduce manufacturing costs and continue to design and develop innovative new products utilizing world-class manufacturing facilities.

•	Reducing our workforce by approximately 16% through a combination of voluntary resignations, attrition and other actions, and upon completion of the sales of the North Tyneside and Heilbronn facilities.
Through these initial actions, estimated to save between $70 million to $80 million this year alone (and between $80 million to $95 million annually beginning in 2008), we are refocusing the Company on its core microcontroller products and technical strengths and reinvigorating profitable growth. We are just beginning. Our goal is to transform Atmel, and we will continue to identify and pursue additional opportunities to enhance stockholder value.
YOUR VOTE IS IMPORTANT. PROTECT THE VALUE OF YOUR INVESTMENT BY
VOTING AGAINST THE PERLEGOS PROPOSAL
The future of your investment in Atmel is at stake. We believe George Perlegos’s stated intention to replace virtually the entire Board, including all of its independent directors and Atmel’s President and CEO, is irresponsible, self-serving and threatens the future value of your investment in Atmel. We urge you to act today to protect your investment — vote AGAINST Perlegos’s proposal by signing, dating and returning the WHITE proxy card, or by using the instructions on the WHITE proxy card to submit your proxy by telephone or Internet.
On behalf of your Board of Directors, thank you for your continued support,
/s/ Steven Laub
Steven Laub
President and Chief Executive Officer
Stockholders who need assistance in submitting their proxy or voting their shares should contact the Company’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, 1-877-456-3488 (toll free) or 212-750-5833 (collect).

Information About George Perlegos
As announced in August 2006, George and Gust Perlegos and two other Atmel senior executives were terminated for cause by a special independent committee of Atmel’s Board of Directors following an eight-month investigation into the misuse of corporate travel funds.
In February 2007, the Court of Chancery of the State of Delaware rejected the Perlegoses’ claims that they were improperly terminated for cause, stating “the record refutes any contention of the [Perlegoses] that they are innocent of material wrongdoing” and that “the Perlegoses have not demonstrated any right to hold any office of Atmel.”
On March 23, 2007, Atmel filed a lawsuit in the United States District Court, Northern District of California, against George and Gust Perlegos asserting that the Perlegoses are using false and misleading proxy materials in violation of Section 14(a) of the federal securities laws to wage their proxy campaign to replace Atmel’s CEO and all of Atmel’s independent directors with the Perlegoses’ director nominees at a special meeting of stockholders on May 18, 2007. Further, Atmel asserts that the Perlegos group, in violation of federal securities laws, has failed to file a Schedule 13D as required, leaving stockholders without the information about the Perlegoses and their plans that is necessary for stockholders to make an informed assessment of the Perlegoses’ proposal.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are(R).
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including statements about Atmel’s restructuring and other initiatives, including the anticipated benefits and cost savings of such initiatives, and statements regarding Atmel’s future prospects. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the final conclusions of the Audit Committee (and the timing of such conclusions) concerning matters relating to stock option grants, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or Company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, the ability to recognize the benefits of our restructuring and other initiatives, and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 16, 2006 and subsequent Form 10-Q reports.
Additional Information
Atmel has filed a preliminary proxy statement and will file a definitive proxy statement and other relevant documents concerning the special meeting with the Securities and Exchange Commission, and will also be filing a definitive proxy statement concerning its annual meeting. Its stockholders are urged to read the definitive proxy statements when they become available, because they will contain important information. Stockholders may obtain, free of charge, copies of the definitive proxy statements (when they are available) and other documents filed by Atmel with the Securities and Exchange Commission at the Securities and Exchange Commission’s website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by Atmel will be available free of charge from Atmel. Atmel and its directors and executive officers and certain other of its employees may be soliciting proxies from stockholders of Atmel against the proposed removal of Atmel’s directors.
Information concerning the participants is set forth in the preliminary proxy statement filed with the Securities and Exchange Commission.

Investor Contact	Media Contact
Robert Pursel	Jennifer Schaefer / Mike Cuneo
Director of Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
408-487-2677	212-355-4449
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